EXHIBIT 99.1

Election Form

Upon consummation of the proposed merger, each share of Dow Jones common stock and Class B common stock, other than shares held by Dow Jones stockholders who properly demand and perfect appraisal rights or with respect to which the election described below is made, will be converted into the right to receive $60.00 in cash, without interest and less any applicable withholding taxes.

Each Dow Jones stockholder who is a record holder (other than a broker, dealer, bank or similar nominee holding shares on behalf of the beneficial owner(s)) of certificated Dow Jones shares, meaning the stockholder holds Dow Jones shares in certificated form directly and not through a broker, dealer, bank or similar nominee, will have the opportunity to elect to exchange all or a portion of those Dow Jones shares for Class B common units of Newco, a direct subsidiary of News Corporation that will, after the merger, own all of the shares of Dow Jones, instead of receiving $60.00 in cash for each of those Dow Jones shares. Pursuant to the terms of the merger agreement, the number of Newco Class B common units that you will be entitled to receive (the “Unit Consideration”) for each Dow Jones share for which you make a valid unit election and which is honored after giving effect to the allocation and proration procedures described in the accompanying proxy statement/prospectus, if applicable, will be determined before the closing of the merger by dividing $60.00 by the volume weighted average price of News Corporation Class A common stock on the New York Stock Exchange (NYSE) over the last five trading days ending on the last trading day before the closing.

IF YOU ELECT TO RECEIVE THE UNIT CONSIDERATION, YOUR UNIT ELECTION IS SUBJECT TO CERTAIN ALLOCATION AND PRORATION RULES, AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

You may make an election (a “Unit Election”) to receive Newco Class B common units only for Dow Jones shares you hold in certificated form and for which you are the record holder and not for shares you hold in book-entry form or for shares you hold through a broker, dealer, bank or similar nominee. If you wish to make a Unit Election for Dow Jones shares that you hold in book-entry form or that you own under the Direct Registration System, see the attached instructions to this Election Form and the description in the accompanying proxy statement/prospectus for more information about how to obtain a stock certificate for those shares sufficiently before the election deadline in order to give you ample time to make the Unit Election. You will be responsible for any fee that your broker, dealer, bank or nominee may charge to arrange to have shares issued in certificated form in your name whether or not you ultimately receive the Unit Consideration for those shares.

If you do nothing or do not make a proper Unit Election in Box (4) or (5) below and do not properly submit this Election Form and the Dow Jones stock certificates for shares with respect to which you are making a Unit Election to Mellon Investor Services LLC (the “Exchange Agent”) by the election deadline, which is 5:00 p.m. New York City time, [                    ], 2007, unless delayed (the “Election Deadline”), then you will receive $60.00 in cash for each of your Dow Jones shares.

To the extent that you make a valid Unit Election with respect to all or a portion of your Dow Jones shares, your right to receive the Unit Consideration in respect of those shares will be subject to the allocation and proration rules described in the accompanying proxy statement/prospectus. If allocation and/or proration procedures are necessary, you will receive $60.00 in cash for any Dow Jones shares not converted into Newco Class B common units. In the event that the merger is not completed, your Unit Elections will be disregarded and will not affect your Dow Jones shares.

If for any reason the Election Deadline is delayed beyond                     , 2007, News Corporation and Dow Jones will notify you of this delay and, when determined, the rescheduled Election Deadline.

BY EXECUTING THIS ELECTION FORM, YOU ACKNOWLEDGE THAT, IN THE EVENT THAT YOU RECEIVE NEWCO CLASS B COMMON UNITS, YOU WILL BE BOUND BY THE TERMS OF THE AMENDED AND RESTATED OPERATING AGREEMENT OF NEWCO AS IF YOU WERE A PARTY THERETO.

Neither the Dow Jones board of directors nor the management of Dow Jones is making any recommendation as to whether you should make a Unit Election or regarding the Newco Class B common units.

Please read the instructions in this Election Form and the accompanying proxy statement/prospectus carefully before making a Unit Election.

If you require additional information, please call the Exchange Agent at: [(800) 851-4228].

You must properly complete this Election Form and the other documents required by this form and deliver them to the Exchange Agent at one of the addresses listed below:

By Mail:	By Overnight Courier:	By Hand:
(First Class, Registered or Certified)	(FedEx, Airborne, UPS, DHL, USPS Express Mail)	Attn: Reorganization Dept 120 Broadway, 13th Floor
Mellon Investor Services LLC	Mellon Investor Services	New York NY 10271
Attn: Reorganization Dept	Attn: Reorganization Dept.
PO Box 3301	480 Washington Blvd.
South Hackensack NJ 07606	Mail Drop-Reorg
Jersey City, NJ 07310

You are solely responsible for delivery of this Election Form and the other documents required by this form to the Exchange Agent. Delivery of this Election Form to an address other than those set forth above will not constitute a valid delivery to the Exchange Agent. Delivery to the Exchange Agent will only be deemed to have been made if this Election Form is timely received by the Exchange Agent.

[If you are sending certificate(s) representing Dow Jones shares with this Election Form by mail, it is recommended that you use registered mail insured for 3% of the market value ($25 minimum), return receipt requested.]

DOW JONES & COMPANY, INC. ELECTION FORM

(1) Your Account Information: [ ]

(2) Please print the number of Dow Jones shares represented by the enclosed certificates:

(3) If the Social Security Number or Taxpayer ID Number listed with your account information at the top of this page is incorrect, please print the correct number:

You must mark a Box (4) or Box (5) below to participate in the Unit Election:

(4)  ☐   Mark this box to make a Unit Election to receive Newco Class B common units for ALL of the Dow Jones shares represented by your enclosed certificates.

OR

(5)  ☐  Mark this box to make a Unit Election to receive Newco Class B common units for LESS THAN ALL of the Dow Jones shares represented by your enclosed certificates.[1]

If you marked Box (5) above, input the number of Dow Jones shares for which you elect to receive Newco Class B common units (whole shares only):

(6) ☐ For lost certificates, mark this box and complete Box A on page [ ] below (you must also mark either Box (4) or (5)).

(7) Please provide your daytime and/or evening telephone number in case we need to contact you: Daytime Phone # Evening Phone #

You must make the factual representations included in the signature page to this Election Form and sign this Election Form in the space provided on page [    ].

[1]

If you intend to make an election to receive the Unit Consideration with respect to fewer than all the shares represented by any share certificate delivered to the Exchange Agent, fill in the number of shares for which you elect to receive the Unit Consideration. In such case, a new certificate for the remainder of the shares represented by the old certificate will be sent to the person(s) signing this Election Form [as promptly as practicable following the receipt of this Election Form by the Exchange Agent]. All shares represented by certificates delivered to the Exchange Agent will be deemed to have been elected to be converted into the Unit Consideration unless otherwise indicated.

SIGNATURE PAGE TO ELECTION FORM

Please sign your name below exactly in the same manner as the name in which ownership of your Dow Jones shares is registered. When shares are held by two or more joint holders, all such holders must sign. When signing as an attorney-in-fact, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership or limited liability company, please sign in the partnership or limited liability company’s name by an authorized person.

By signing below, you are verifying that the following factual representations are true and complete in all respects. If you cannot, in good faith, make these representations, you should not make a Unit Election.

The undersigned hereby represents as follows with respect to the undersigned (if the undersigned has the discretion to take the actions described in these representations) or any other Person who has the discretion to take the actions described in these representations (the person with such discretion, “Electing Person”):

(1) As of the date of the execution of this Election Form, the Electing Person has not, and as of the effective time of the merger, the Electing Person will not have, entered into any agreement, understanding or arrangement to dispose of any of the Newco Class B common units to be issued pursuant to the merger in exchange for Dow Jones shares covered by this Election Form. The term “dispose,” as used in these representations, shall not include a transaction that hedges risk unless such transaction constitutes either a disposition for United States federal income tax purposes or a “constructive sale” within the meaning of Section 1259 of the Internal Revenue Code of 1986, as amended.

(2) As of the date of the execution of this Election Form, the Electing Person does not have, and as of the effective time of the merger, the Electing Person will not have, any plan or intention to dispose of any of the Newco Class B common units to be issued pursuant to the merger in exchange for Dow Jones shares covered by this Election Form.

(3) As of the date of the execution of this Election Form, the Electing Person does not have, and as of the effective time of the merger, the Electing Person will not have, any plan or intention to cause a merger of Newco into another entity pursuant to Section 5.1(g)(x) of the amended and restated operating agreement of Newco and has not formed an intention as to whether the Electing Person would vote for or against any such proposal to cause any such merger (as described on page [127] of the accompanying proxy statement/prospectus).

(4) As of the date of the execution of this Election Form, either (i) the Electing Person is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Internal Revenue Code of 1986, as amended, or (ii) none of the Newco Class B common units to be issued pursuant to the merger in exchange for Dow Jones shares covered by this Election Form will be used to satisfy the indebtedness of such Electing Person.

In addition, the undersigned hereby represents as follows:

(1) The undersigned is the record holder of the Dow Jones shares covered by this Election Form (or a trust or a trustee for a trust for the benefit of such record holder(s)) and is not a broker, dealer, bank or similar nominee holding shares on behalf of the beneficial owner(s) of such shares (it being understood that a trust or trustee will not be considered a nominee for this purpose).

If any of the above representations shall cease to be true and correct between the date of the execution of this Election Form and the effective date of the merger, the undersigned will notify Dow Jones in writing no later than three (3) days (or, if occurring during such three (3) day period, as soon as practicable) prior to the effective date of the merger that one or more of such representations is not true and correct.

BY EXECUTING THIS ELECTION FORM, YOU ACKNOWLEDGE THAT, IN THE EVENT THAT YOU RECEIVE NEWCO CLASS B COMMON UNITS, YOU WILL BE BOUND BY THE TERMS OF THE AMENDED AND RESTATED OPERATING AGREEMENT OF NEWCO AS IF YOU WERE A PARTY THERETO.

The undersigned has executed this Election Form as of this              day of                     , 2007.

Signature	Signature, if held jointly

Name (Please Print)	Name (Please Print)

If an entity, please provide your state of incorporation, organization or formation, as applicable.	If an entity, please provide your state of incorporation, organization or formation, as applicable.
Address*:	Address*:

Street Address (Please Print)	Street Address (Please Print)

City, State, Zip Code (Please Print)	City, State, Zip Code (Please Print)

Daytime Phone Number (Please Print)	Daytime Phone Number (Please Print)

*

With respect to a signatory who is a natural person, please provide the address of your residence. With respect to a signatory which is an entity, please provide the address of your principal place of business. With respect to each natural person trustee of a signatory that is a trust, please provide the address of your residence and principal place of business. With respect to each signatory that is a trust with an entity trustee, please provide the information requested of an entity.

Box A

ELECTION OF LOST DOW JONES SHARE CERTIFICATES

By signing this Election Form, I certify that I am the lawful owner of the Dow Jones shares described on this Election Form. I have made a diligent search for the certificate(s), and I have been unable to find it (them). I hereby agree (for myself, my heirs, assigns and personal representatives), in consideration of the exchange of the Dow Jones shares represented by the certificate(s), to completely indemnify, protect and hold harmless [Safeco Insurance Company] (the “Surety”), News Corporation, Newco, Merger Sub, the Exchange Agent and their respective affiliates (collectively the “Obligees”) from and against all losses, costs and damages which the Obligees may be subject to, or liable for, in respect to the cancellation and exchange of the certificate(s). I agree that this Election Form is delivered to accompany Bond of Indemnity [BOND #] underwritten by the Surety to protect the foregoing Obligees. I agree to surrender the certificate(s) for cancellation if I find it (them) at any time.

Certificate Nos. of lost Dow Jones share certificate(s):

Premium Fee Calculation for lost Dow Jones share certificate(s): x x .02 $

Shares Lost Fair Market Value Per Share of Dow Jones	Total Premium Due ($25.00 minimum)

Please make your check payable to                 *                 and enclose with this form.

We will not be able to complete your exchange without this premium. However, the premium will be waived for any holder who lost a certificate or certificates representing an aggregate number of                 *                 Dow Jones shares or less. If your lost certificate(s) represent                 *                 Dow Jones shares with a fair market value of greater than $50,000, please contact the Exchange Agent at                                  for further documentation.

INSTRUCTIONS FOR COMPLETING

THE FORM OF ELECTION

These instructions are for the accompanying Election Form for record holders of shares of Dow Jones common stock and Class B common stock. All Unit Elections are subject to the terms of the merger agreement that is furnished to Dow Jones stockholders as part of the accompanying proxy statement/prospectus dated [                    ], 2007.

Allocation and Proration

As described in the accompanying proxy statement/prospectus, if you make an election to receive the Unit Consideration in connection with the merger, the actual form of consideration you will receive will not be known until after all elections have been made. The merger agreement provides that no more than 250 holders of record of Dow Jones common stock and Class B common stock will be eligible to receive the Unit Consideration. If more than 250 record holders elect to receive the Unit Consideration, only the elections of the 250 holders making a Unit Election with respect to the greatest number of Dow Jones shares will be honored. Moreover, if the Unit Elections by those 250 holders are made with respect to more than 8,599,159 of the outstanding shares of Dow Jones (approximately 10% of the aggregate outstanding shares of Dow Jones common stock and Class B common stock), the number of shares of each electing stockholder that will be converted into the Unit Consideration will be prorated. If allocation and/or proration procedures are necessary, Dow Jones stockholders will receive the cash consideration for any Dow Jones shares not converted into Newco Class B common units. As a result of these procedures, you may receive the cash consideration for some or all of your Dow Jones shares despite your election to receive the Unit Consideration with respect to those shares. Dow Jones and News Corporation expect to publicly announce whether the total number of Dow Jones stockholders who made a valid Unit Election exceeds 250 and whether the shares of the Dow Jones stockholders entitled to make a Unit Election are subject to proration as soon as practicable following the Election Deadline, but in no event later than the fifth (5th) business day following the Election Deadline. Any cash consideration received by you in the merger generally will be immediately taxable to you for U.S. federal income tax purposes.

Election Deadline

It is very important that you properly complete, sign and return the Election Form to Mellon Investor Services LLC (the Exchange Agent) by the Election Deadline, which is 5:00 p.m. New York City time, on [                    ], 2007, unless delayed. If for any reason the Election Deadline is delayed beyond                     , 2007, News Corporation and Dow Jones will notify you of this delay and, when determined, the rescheduled Election Deadline. Please use the enclosed envelope, addressed to the Exchange Agent, to return the completed and signed Election Form, the Form W-9 attached as Attachment A thereto, and the Dow Jones share certificates for which you are making a Unit Election. If you deliver the certificates representing your Dow Jones shares to make a Unit Election, you will not be able to sell those Dow Jones shares, unless you revoke your Unit Election prior to the Election Deadline.

Revoking/Modifying an Election

You may revoke your Unit Election with respect to all or a portion of your shares by delivering written notice of your revocation to the Exchange Agent prior to the Election Deadline. You may modify your Unit Election by delivering to the Exchange Agent a properly completed revised Election Form that identifies the shares of Dow Jones common stock and/or Class B common stock to which the revised Election Form applies. Delivery to the Exchange Agent of a revised Election Form with respect to any Dow Jones shares, prior to the Election Deadline, will result in the revocation of all prior Election Forms with respect to those shares. If you properly revoke a Unit Election with respect to shares of Dow Jones, the certificates representing those shares will be promptly returned to you.

You will not be entitled to revoke or modify your Unit Election following the Election Deadline. As a result, if you make a Unit Election, then you will be unable to revoke or modify your Unit Election during the period between the Election Deadline and the date of completion of the merger. Any Unit Election you make will automatically be revoked and the certificates representing the shares subject to that Unit Election will be promptly returned to you if the merger agreement is terminated or if a transaction restructuring (as described on page [122] of the accompanying proxy statement/prospectus) occurs.

Disputes

Any disputes regarding your election will be resolved by Dow Jones and News Corporation, whose decision will be final for all parties concerned. Dow Jones and News Corporation have the right, acting jointly and exercising reasonable discretion, to reject any and all Election Forms which they determine are not in proper form or to waive defects in any form. Surrenders of certificates will not be effective until all defects or irregularities that have not been waived by Dow Jones and News Corporation have been corrected. Please complete and return your Election Form to the Exchange Agent promptly to allow sufficient time to give you notice to correct any possible deficiencies before the Election Deadline. None of the Exchange Agent, News Corporation, Newco or Dow Jones is under any obligation to provide notification of any defects in the deposit and surrender of any certificate(s) formerly representing Dow Jones shares, nor shall the Exchange Agent, News Corporation, Newco or Dow Jones be liable for any failure to give any such notification. Please return your Election Form promptly to allow sufficient time to correct any possible deficiencies before the Election Deadline.

Election Documentation

If you are a Dow Jones stockholder and you wish to receive the Unit Consideration in respect of any of your shares of Dow Jones common stock and/or Class B common stock, then you must properly and fully complete, sign and deliver to the Exchange Agent at the address set forth below, so that they are received prior to the Election Deadline, each of the following documents:

(1) Election Form: Complete and sign the Election Form.

(2) Stock Certificates: Submit duly endorsed Dow Jones stock certificates for those shares subject to the Unit Election. If you wish to make a unit election for Dow Jones shares that you hold in book-entry form or that you own under the Direct Registration System, also known as DRS, you will need to obtain a stock certificate for those shares sufficiently before the election deadline in order to give you ample time to make the unit election. You may request a stock certificate from Mellon Investor Services, Dow Jones’ exchange agent, on the Internet at www.melloninvestor.com/isd by logging into your Investor ServiceDirect®, account and click on “Perform a Transaction”, then click on the “Request” button next to where it says Request a Certificate, by phone by calling (800) 851-4228 or by writing to Dow Jones & Company, Inc., c/o Mellon Investor Services, P.O. Box 358010, Pittsburgh, Pennsylvania 15252. If you wish to make a unit election for Dow Jones shares that you hold in “street name” through a broker, dealer, bank or similar nominee, you will need to contact your broker, dealer, bank or nominee to arrange to have those shares issued in certificated form in your name sufficiently before the election deadline in order to give you ample time to make the unit election. You will be responsible for any fee that your broker, dealer, bank or nominee may charge to arrange to have shares issued in certificated form in your name whether or not you ultimately receive the Unit Consideration for those shares.

(3) Form W-9: Complete the Form W-9 included as Attachment A to this Election Form, or if you are a non-U.S. person, request from Mellon Investor Services and complete, sign and return an appropriate Form W-8.

If you fail to submit a properly completed Election Form and the Dow Jones stock certificates for shares with respect to which you are making a Unit Election, you will be deemed not to have made a Unit Election, and you will receive cash in respect of your shares of Dow Jones common stock and/or Class B common stock.

Account Information

Your account and the number of shares owned by you, as reflected on the records of Dow Jones at the time of mailing these instructions, is listed in Box 1 of the Election Form. Mark through any incorrect address information that is printed in that area on the Election Form. Clearly print your correct address in the space beside the printed information.

Required Signatures/Contact Information

All stockholders listed on the account must sign the form of election in the space provided. Please be sure to include your daytime and/or evening telephone number.

Taxpayer Identification Number and Backup Withholding

In order to avoid “backup withholding” of U.S. federal income tax on payment of the cash portion, if any, of the merger consideration, each holder of Dow Jones Shares must, unless an exemption applies, provide the Exchange Agent with such holder’s correct taxpayer identification number (“TIN”) on the Form W-9 included in this Election Form and certify, under penalties of perjury, that such TIN is correct, that such stockholder is not subject to backup withholding and that such stockholder is a U.S. person. If a surrendering stockholder is subject to backup withholding, such stockholder must cross out item (2) of the Certification in Part II of the Form W-9.

Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the Internal Revenue Service (“IRS”). If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an income tax return.

The surrendering stockholder is required to give the Exchange Agent the TIN (i.e., the social security number or the employer identification number) of the record holder of the Dow Jones shares. If the Dow Jones shares are held in more than one name or are not in the name of the actual owner, consult the instructions to the enclosed Form W-9 for additional guidance on which TIN to report.

If the surrendering stockholder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future, such stockholder should write “Applied For” in the space provided for the TIN in Part I of the Form W-9 and sign and date the Form W-9. The Exchange Agent will withhold 28% on all reportable payments made prior to the time a properly certified TIN is provided to the Exchange Agent. See the instructions to the enclosed Form W-9 for additional information on obtaining a TIN.

Certain stockholders (including, among others, corporations and certain foreign individuals and entities) are exempt from backup withholding. Non-corporate, non-U.S. holders should complete, sign and submit a Form W-8BEN or an acceptable substitute form in order to avoid backup withholding. See the instructions to the enclosed Form W-9 for additional information.

You should consult your tax advisor regarding your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

UNLESS YOU ARE REPORTING LOST CERTIFICATES, YOU DO NOT NEED TO COMPLETE BOX A OF THE ELECTION FORM. HOWEVER, BEFORE YOU MAIL YOUR ELECTION FORM TO THE EXCHANGE AGENT, MAKE SURE YOU DO THE FOLLOWING:

(1) Verify the election you have chosen;

(2) Sign, date and include your daytime phone number;

(3) Verify the Social Security Number or other TIN printed on the form and complete the Form W-9 included as Attachment A hereto; and

(4) Include your Dow Jones share certificates along with the Election Form in the enclosed envelope.

DELIVERY INSTRUCTIONS

The Exchange Agent is:

Mellon Investor Services

By Mail: (First Class, Registered or Certified) Mellon Investor Services LLC Attn: Reorganization Dept PO Box 3301 South Hackensack NJ 07606	By Overnight Courier: (FedEx, Airborne, UPS, DHL, USPS Express Mail) Mellon Investor Services Attn: Reorganization Dept. 480 Washington Blvd. Mail Drop-Reorg Jersey City, NJ 07310	By Hand: Attn: Reorganization Dept 120 Broadway, 13th Floor New York NY 10271

If you require additional information,

please call the Exchange Agent at: [(800) 851-4228].